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                                                  [LOGO] EXIDE TECHNOLOGIES

                                                  Exide Technologies
                                                  Corporate Headquarters
                                                  210 Carnegie Center, Suite 500
                                                  Princeton, NJ 08540

                                                  609.627.7200 tel
                                                  609.627.7178 fax

                                                  www.exide.com

                                                                    Exhibit 10.1

December 18, 2002

Mr. Biagio N. Vignolo, Jr.
1 Old Chestnut Ridge Road
Montvale, NJ 07645

Dear Biagio:

It is with great pleasure that we extend an offer to you for the position of Executive Vice President, Chief Financial Officer with Exide at a semi-monthly salary of $17,708.33 (approximately $425,000 a year). This position will report directly to the Chairman & CEO for Exide in our Corporate offices in Princeton, NJ, subject to Board approval.

You will be eligible to participate in Exide's bonus plan with an annual target bonus opportunity of 65% of your base salary. The amount can be more or less depending upon the performance measures established and actual results of you and the company.

As an integral part of the Exide team, you will be eligible to participate in the Exide Restructuring Milestone Incentive Plan. The Restructuring Milestone Incentive Plan is designed to reward key employees for achieving milestones and objectives as we move towards approval of the company's plan of reorganization. The details of the program will be provided at a later date, however 16.25% of your hire date salary will be paid if certain previously agreed upon goals are achieved on or before June 30, 2003. Another 16.25% of your hire date salary will be paid upon the confirmation of the plan of reorganization.

You will receive $1,000 a month for car allowance.

Exide Technologies offers a comprehensive benefits program which includes: medical, dental, life, accident, disability, and business travel insurance as well as retirement savings plans, paid holidays and vacation. A summary of the benefit plans is enclosed for your review. In the event you have any questions regarding our benefits, please feel free to contact Tamika Hinton, Manager, Human Resources at 678-566-9416.

As a key executive within the company, you will also be eligible for the income protection program. This program provides income protection for two years of base salary, target bonus, and actuarially calculated benefits for a change of control as described in the plan document.

Consistent with Exide's commitment to provide a drug-free work environment for all employees, this offer is contingent upon your successful completion of a pre-placement drug test, as well as a satisfactory background check. Please contact Tamika Hinton, to schedule an appointment for a drug screen at a facility located closest to you. This offer is also contingent upon verification of your Employment Eligibility (on Form I-9).

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Page 2, Exide Offer Letter - Biagio N. Vignolo, Jr.,
Executive Vice President, Chief Financial Officer, Exide

All who have met you are excited about working with you and look forward to providing you with a challenging work environment. Speaking for myself, your skills, competencies and work ethic would be an ideal fit for Exide, and equally the culture would provide you with the environment and challenges you seek, especially as we continually strive towards best in class.

Since this is a critical position for us, please confirm your acceptance of this offer and the effective start date of January 1, 2003.

We are confident that your expertise will add meaningful value to our organization and we look forward to your joining the Exide Team.

Sincerely,

Executive Vice President,
Global Human Resources
Janice M. Jones

Accepted:


/s/ BIAGIO N. VIGNOLO, JR.
--------------------------
    Biagio N. Vignolo, Jr.